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                                                                    EXHIBIT 23.5

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the use of our report dated February 13, 1998, on the financial statements of Cellular 2000 (A Partnership) (and all references to our Firm) included in Amendment No. 3 to the Registration Statement on Form S-4 and related Prospectus of Dobson Communications Corporation for the registration of up to 181,230 shares of its 13% Senior Preferred Stock. It should be noted that we have not audited any financial statements of Cellular 2000 (A Partnership) subsequent to December 31, 1997 or performed any audit procedures subsequent to the date of our report.

                                          HOLLIDAY, LEMONS & COX, P.C.
                                          (formerly Holliday, Lemons, Thomas &
                                          Cox, P.C.)

Texarkana, Texas
June 16, 1999